                                                                  EXHIBIT 10.17

[LOGO] SCC

Optimizing Incentive-Driven Processes

5th Floor

537 Congress Street

Portland, Maine 04101

V: 207-774-3244

F: 207-772-8597

www.scc.com

            July 23, 1999

            Terry Nicholson
            12433 Nicholas Lane
            St. Louis, MO 63131

            Dear Terry,

            This letter confirms our offer of a full-time position as Vice President of Business Development with Systems Consulting Company, Inc. (SCC), at an annual salary of $160,000 beginning on or before September 1, 1999. You will report directly to A. Leigh Powell, our Chief Operating Officer. This offer is contingent upon a satisfactory review of any references that you have supplied. Our next New Employee Orientation Program will take place the week of August 23, 1999 from 8:00 a.m. to 5:00 p.m. daily in our Portland, Maine office.

            You will receive options to purchase 30,000 shares of SCC common stock pursuant to the 1997 Stock Plan at the current exercise price of $7.50 per share. (As you may know, the exercise price must be based on fair market value at the time of grant. If you are unable to join the Company at your current estimated start date, the exercise price may have to be increased, a matter over which we have no control.) In addition to the 30,000 shares of SCC common stock that you are able to purchase you will have the ability to earn 20,000 more based upon individual performance goals to be defined by
            A. Leigh Powell. An annual bonus of 35% of your base salary will be offered, but not guaranteed, based upon company performance. SCC will reimburse you for reasonable expenses associated with your office space in the St. Louis area and will also reimburse you for a personal computer and any necessary software that you will need to perform your job at SCC.

            Enclosed for your review is information regarding the Immigration Reform and Control Act of 1986 and a W-4 form for you to complete. Upon accepting a position with SCC, the I-9 Form must be completed to verify identity and employment eligibility as required by law. You will be asked to complete the I-9 on your first day of employment with SCC. Please bring appropriate documentation with you at that time.

            No provision herein is to be construed as a guaranty of continued employment and all employees are employed at will. Any contrary agreement must be in writing and must be signed by the Chief Operating Officer of SCC. Moreover, this letter does not create any such contrary agreement.

            This offer of employment is contingent upon certain conditions including your agreement to and execution of SCC's standard Nondisclosure, Developments and Noncompete Agreement, included with this letter, as well as a satisfactory review of any references which you have supplied. Please sign and return to us in the enclosed envelope the Nondisclosure. Developments and Noncompete Agreement prior to beginning your employment with us.

            Finally, by signing this letter, you are representing to SCC that you are not subject to any agreement that precludes you from accepting this offer.

            Please sign and return the Nondisclosure. Developments and Noncompete Agreement, this letter and your completed WA form at your earliest convenience. We believe you will find great satisfaction and personal growth with SCC and we look forward to working with you.

            Sincerely,


            /s/ Philip St. Germain/ RRB

            Philip St. Germain
            Chief Financial Officer

            Enclosures

            Accepted /s/ Terry Nicholson          Date 7-28-99
                     ---------------------             -----------
                     Terry Nicholson